Exhibit 2.1

                            SHARE EXCHANGE AGREEMENT

         This Share Exchange Agreement (as further defined below, this "AGREEMENT"), dated as of March 31, 2008, is made by and among Dalkeith Investments, Inc., a Delaware corporation ("PUBCO"), Fountainhead Capital Partners Limited, a entity registered in Jersey (C.I.) ("FHCP"), Yongchen International Shipping Limited, a company incorporated in Hong Kong ("YONGCHEN"), Hengzhou International Shipping Limited, a company incorporated in Hong Kong ("HENGZHOU"), Yongzheng International Marine Holdings Co., Ltd., a British Virgin Islands company (the "PRINCIPAL SHAREHOLDER"), and each of the other Persons listed on SCHEDULE I attached hereto (together with the Principal Shareholder, the "SHAREHOLDERS"). Hengzhou and Yongchen each are sometimes referred to herein as a "COMPANY" and collectively, as the "COMPANIES."

                                   BACKGROUND

         WHEREAS, the Principal Shareholder owns 22,786,000 shares of capital stock of Yongchen (the "YONGCHEN SHARES") which constitute all of the issued and outstanding shares of Yongchen capital stock;

         WHEREAS, the Shareholders own 89,710,000 shares of capital stock of Hengzhou (the "HENGZHOU SHARES" and, together with the Yongchen Shares, the "SHARES") which constitute all of the issued and outstanding shares of Hengzhou capital stock;

         WHEREAS, the Shareholders desire to transfer the Shares to Pubco, and Pubco desires to acquire the Shares from the Shareholders, in exchange for 24,525,994 fully paid, non-assessable shares (the "PUBCO SHARES") of Common Stock (as defined below) to be issued by Pubco to the Shareholders (or their designees), all on the terms and conditions set forth herein; and

         WHEREAS, after giving effect to the transactions contemplated by this Agreement, the Pubco Shares (excluding the Additional Shares (as defined below)) shall constitute approximately 95% of the issued and outstanding shares of Common Stock.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         The terms defined below, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to an Article, Section, Exhibit or Schedule are to an Article, Section, Exhibit or Schedule of or to this Agreement, unless otherwise indicated.

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         "ACCREDITED INVESTOR" has the meaning set forth in Regulation D under the Securities Act.

         "ADDITIONAL CONSIDERATION" has the meaning set forth in Section 2.2.

         "ADDITIONAL SHARES" has the meaning set forth in Section 2.2.

         "AFFILIATE" means, with respect to a particular Person (as defined below), a Person that directly or indirectly, through one or more intermediaries, Controls (as defined below), is controlled by, or is under common control with, the first Person.

         "AGREEMENT" means this Share Exchange Agreement, including all Schedules and Exhibits hereto, as this Share Exchange Agreement may be from time to time amended, modified or supplemented.

         "BALANCE SHEET" has the meaning set forth in Section 6.12.

         "BALANCE SHEET DATE" has the meaning set forth in Section 6.12.

         "CLOSING" has the meaning set forth in Section 3.1.

         "CLOSING DATE" has the meaning set forth in Section 3.1.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMERCIAL SOFTWARE" means packaged commercially available software programs generally available to the public which (a) have been licensed to Pubco pursuant to end-user licenses, (b) are used in the Pubco's business but are not a component of or incorporated into any Pubco product, and (c) with respect to each such end-user license agreement, have a cumulative cost or license fee for all software and rights to use thereunder of less than $10,000.

         "COMMON STOCK" means Pubco's common stock, par value $.0001 per share.

         "COMMISSION" means the Securities and Exchange Commission or any other federal agency then administering the Securities Act.

         "COMPANY" and "COMPANIES" have the respective meanings set forth in the preamble.

         "COMPANY BRINGDOWN" has the meaning set forth in Section 10.3.

         "COMPANY CONSENTS" has the meaning set forth in Section 10.5.

         "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

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         "DISTRIBUTOR" means any underwriter, dealer or other Person who participates, pursuant to a contractual arrangement, in the distribution of securities offered or sold in reliance on Regulation S.

         "DISTRIBUTION COMPLIANCE PERIOD" means the one-year period commencing on the Closing Date; provided, however, if Pubco is a "reporting issuer" as defined in Regulation S, it shall mean the six-month period commencing on the Closing Date.

         "ENVIRONMENTAL LAWS" means any Law or other requirement relating to the environment, natural resources, or public or employee health and safety.

         "ENVIRONMENTAL PERMIT" means any license, permit, authorization, approval, franchise, or right required under any applicable Environmental Law or Order.
         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

         "FHCP BRINGDOWN" has the meaning set forth in Section 11.3.

         "FORM 8-K" means a current report on Form 8-K under the Exchange Act relating to this Agreement and the transactions contemplated hereby and announcing the Closing, which report (i) includes all information required to be reported with respect to a "reverse merger" transaction with a public "shell company" including, without limitation, the information required pursuant to
Item 5.06 of Form 8-K - Change in Shell Company Status, and (ii) is required to be filed with the Commission within four business days after the Closing.

         "GAAP" means, with respect to any Person, United States generally accepted accounting principles applied on a consistent basis with such Person's past practices.

         "GOVERNMENTAL AUTHORITY" means any federal, national, state, provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

         "HUISHENG SHIP CONTRIBUTION AGREEMENT" means the agreement between Pubco, Hengzhou and Huisheng International Shipping Limited in substantially the form attached hereto as EXHIBIT B.

         "INDEPENDENT DIRECTORS" means Messrs. Hai Lei and Wenge Jiang, and each other member of the Pubco Board, if any, who qualifies as an "independent director" as defined in NASDAQ Rule 4200(a)(15).

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         "INTELLECTUAL PROPERTY" means any and all U.S. and non-U.S.
intellectual property including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, copyrights (in both published and unpublished works, whether registered or unregistered), copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, computer software programs or applications, layouts, inventions, development tools, the goodwill associated with any or all of the above, and all documentation and media constituting, describing or relating to any or all of the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

         "INVESTOR RIGHTS AGREEMENT" means that certain investor rights agreement, dated as of the Closing Date, by and between Pubco and FHCP, in substantially the form attached hereto as EXHIBIT A.

         "KNOWLEDGE," "KNOWN," "AWARE" or words of similar import used in this Agreement shall mean, with respect to a particular Person, the actual knowledge of such Person, provided that (a) if such Person is the Principal Shareholder or a Company, it shall mean the actual knowledge of Mr. Xinyu Zhang or Ms. Lifang Huang, and (b) if such Person is Pubco or FHCP, it shall mean the actual knowledge of the Managers of FHCP.

         "LAW" means any constitution, treaty, statute, law (including common law), rule, regulation, ordinance, code or Order of any Governmental Authority.

         "LIABILITY" means any direct or indirect debt, liability or obligation, whether known or unknown, absolute, accrued, contingent or otherwise, liquidated or unliquidated, secured or unsecured, and whether due or to become due.

         "LIEN" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction, and including any lien or charge arising by Law.

         "MATERIAL ADVERSE EFFECT" means, when used with respect to the Companies or Pubco, as the case may be, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of the Companies (taken as a whole) or Pubco, as the case may be, or (b) materially impair the ability of the Companies or Pubco, as the case may be, to perform their obligations under this Agreement or the Transaction Documents, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in the industries in which the Companies or Pubco, as the case may be, operate.

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         "MATERIAL CONTRACT" means, with respect to a particular Person, any contract, instrument, agreement, commitment, obligation, plan, arrangement or the like, a copy of which would be required to be filed with the Commission as an exhibit to a registration statement on Form S-1 if such Person was registering the sale of securities under the Securities Act.

         "ORDER" means any award, decision, injunction, judgment, order, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

         "ORGANIZATIONAL DOCUMENTS" means (a) the articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership;
(c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b),
(c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

         "PERMITTED LIENS" means (a) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, laborers, employees, suppliers and other Liens imposed by or arising by operation of Law and created in the ordinary course of business, (c) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security, (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of property or interfering with the ordinary conduct of business, (e) Liens that will not have a Material Adverse Effect, (f) Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (g) bonded judgment Liens created by or resulting from any litigation or legal proceeding; (h) Liens created in the ordinary course of business in connection with the leasing or financing of equipment or supplies, and (i) as to leasehold interests, the ownership and reversion rights of the asset owner.

          "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, Governmental Authority, other entity or group (as used in Section 13(d) of the Exchange Act).

         "PROCEEDING" means an action, claim, demand, suit, proceeding, hearing, litigation, audit, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, whether civil, criminal, regulatory, investigative, or otherwise, in law or in equity (including actions or proceedings seeking injunctive relief).

         "PUBCO" has the meaning set forth in the preamble.

         "PUBCO BOARD" means the Board of Directors of Pubco.

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         "PUBCO CONSENTS" has the meaning set forth in Section 11.4.

         "PUBCO FINANCIAL STATEMENTS" has the meaning set forth in Section 6.26.

         "REGULATION S" means Regulation S under the Securities Act, as the same may be amended from time to time.

         "RULE 144" means Rule 144 under the Securities Act, as the same may be amended from time to time, or any successor statute.

         "SEC DOCUMENTS" has the meaning set forth in Section 6.26.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

         "SHARE EXCHANGE" has the meaning set forth in Section 2.1.

         "SHAREHOLDER BRINGDOWN" has the meaning set forth in Section 10.4.

         "SHAREHOLDER INDEMNIFIED PARTY" has the meaning set forth in Section 12.2(a).

         "SHARES" has the meaning set forth in the preamble.

         "SUBSIDIARY" has the meaning set forth in Section 6.2.

         "TAX" or "TAXES" means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (a) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (b) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (c) interest, penalties and additions to tax imposed with respect thereto.

         "TAX RETURN" means any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TRANSACTION DOCUMENTS" means, collectively, the Investor Rights Agreement, the Ship Contribution Agreements, and all other agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

         "U.S." means the United States of America.

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         "U.S. DOLLARS" or "US$" means the currency of the United States of
America.

         "U.S. PERSON" has the meaning set forth in Regulation S under the Securities Act.

         "YONGZHENG SHIP CONTRIBUTION AGREEMENT" means the agreement between Pubco, Hengzhou and Yongzheng International Shipping Limited in substantially the form attached hereto as EXHIBIT C.

                                   ARTICLE II
                            EXCHANGE OF SHARES, ETC.

         2.1 SHARE EXCHANGE. At the Closing, each Shareholder shall transfer to Pubco the Shares set forth opposite the name of such Shareholder on SCHEDULE I, and Pubco shall issue to each Shareholder the number of Pubco Shares set forth opposite the name of each Shareholder on SCHEDULE I (the "SHARE EXCHANGE").

         2.2 ADDITIONAL CONSIDERATION. On the Closing Date, in consideration for services rendered including facilitating the Share Exchange, the Principal Shareholder shall (a) pay US$300,000 to FHCP (the "ADDITIONAL CONSIDERATION"), and (b) direct the Company to issue to FHCP 939,502 of the Pubco Shares issuable to the Principal Shareholder as part of the Share Exchange (the "ADDITIONAL SHARES").

         2.3 DIRECTORS OF PUBCO AT CLOSING DATE. On the Closing Date, Thomas W. Colligan, the sole current member of the Pubco Board, shall appoint Mr. Xinyu Zhang as a member of Pubco Board.

         2.4 OFFICERS OF PUBCO AT CLOSING DATE. On the Closing Date, Thomas W. Colligan shall resign from each officer position held at Pubco, and the Pubco Board shall appoint the following people to serve in the positions set forth opposite their names below:

         Mr. Xinyu Zhang           Chief Executive Officer and President
         Ms. Lifang Huang          Chief Financial Officer
         Mr. Tiejun Wu             Corporate Secretary

                                  ARTICLE III
                                    CLOSING

         3.1 CLOSING. Unless this Agreement is terminated pursuant to Section VIII hereof, the closing of the Share Exchange (the "CLOSING") will occur as soon as practicable (but not more than five (5) business days) after the date on which all of the closing conditions set forth in Articles X and XI have been satisfied or waived (other than conditions with respect to actions the respective parties will take at the Closing itself), or on such other date as the Principal Shareholder and Pubco may agree. The date on which the Closing actually occurs is referred to as the "CLOSING DATE."

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         3.2 CLOSING DELIVERIES.

             (a) At the Closing, each Shareholder shall deliver, or cause to be delivered, to Pubco the share certificate(s) evidencing such Shareholder's Shares, each of which shall be duly endorsed for transfer to Pubco by such Shareholder or such Shareholder's duly authorized attorney-in-fact (or shall have attached thereto a blank stock power signed by such Shareholder or such Shareholder's duly authorized attorney-in-fact).

             (b) At the Closing, the Principal Shareholder shall deliver, or cause to be delivered, the following:

                 (i) to Pubco, originals, true copies, or written confirmations of all Company Consents;

                 (ii) to Pubco, the Shareholder Bringdown;

                 (iii) intentionally omitted; and

                 (iv) to FHCP, the Additional Shares and the Additional Consideration by wire transfer of immediately available funds to an account or accounts designated by FHCP at least two (2) business days prior to the Closing Date.

             (c) At the Closing, each Company shall deliver, or cause to be delivered, to Pubco a Company Bringdown with respect to such Company.

             (d) At the Closing, Pubco shall deliver, or cause to be delivered, the following:

                 (i) to each Shareholder (or its designee(s)), a certificate or certificates evidencing, in the aggregate, that number of Pubco Shares set forth opposite the name of such Shareholder on SCHEDULE I, duly executed and registered in the name of such Shareholder or its designee(s);

                 (ii) to the Principal Shareholder, a certificate (the "SECRETARY'S CERTIFICATE") of the Secretary of Pubco (dated the Closing Date and in form and substance reasonably satisfactory to the Principal Shareholder) (A) attaching, and certifying as true, complete, and correct, the Organizational Documents of Pubco, and (B) attaching (and certifying as true, complete and correct) a copy of the resolutions adopted by the Pubco Board authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which Pubco is a party;

                 (iii) to the Principal Shareholder, a certificate of good standing for Pubco from the appropriate Governmental Authority dated not more than five (5) business days prior to the Closing Date;

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                 (iv) to the Principal Shareholder, the written resignation of
         Thomas W. Colligan as the sole officer of Pubco, such resignation to be effective on the Closing Date;

                 (v) to the Principal Shareholder, Pubco Board resolutions (A) appointing Mr. Xinyu Zhang to serve as a member of the Pubco Board and as Pubco's Chief Executive Officer and President, (B) appointing Ms. Lifang Huang to serve as Chief Financial Officer of Pubco, and (C) appointing Mr. Tiejun Wu to serve as Secretary of Pubco;

                 (vi) intentionally omitted;

                 (vii) to the Principal Shareholder, an opinion of Pubco's legal counsel, which opinion shall be dated the Closing Date, addressed to the Shareholders, and covering those matters set forth on SCHEDULE 3.2(D)(VII);

                 (viii) to the Principal Shareholder, a written statement from Pubco's transfer agent, Corporate Stock Transfer, Inc., regarding the number of shares of Common Stock issued and outstanding immediately before and after the Closing;

                 (ix) to the Principal Shareholder, originals, true copies, or written confirmations of all Pubco Consents;

                 (x) to the Principal Shareholder, such other documents and instruments as the Principal Shareholder or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby; and

                 (xi) to FHCP, the Investor Rights Agreement duly executed by Pubco.

             (e) At the Closing, FHCP shall execute and deliver to the Principal Shareholder the FHCP Bringdown.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER

         Each Shareholder, severally and not jointly, hereby represents and warrants to Pubco as follows:

         4.1 AUTHORITY; BINDING OBLIGATION. Such Shareholder has the requisite authority, capacity and power to execute and deliver this Agreement and each of the Transaction Documents to which such Shareholder is a party, to consummate the transactions contemplated hereby and thereby, and to perform such Shareholder's obligations hereunder and thereunder. This Agreement has been, and at the Closing each of the Transaction Documents to which such Shareholder is a party will be, duly and validly authorized, executed and delivered by such Shareholder. This Agreement is, and on the Closing Date each of the Transaction Documents to

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which such Shareholder is a party will be, the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

         4.2 NO CONFLICT. Neither the execution or delivery by such Shareholder of this Agreement or any Transaction Document to which such Shareholder is a party, nor the consummation or performance by such Shareholder of the transactions contemplated hereby or thereby, will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of such Shareholder (if such Shareholder is not a natural Person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such Shareholder is a party or by which the properties or assets of such Shareholder are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which such Shareholder, or any of the properties or assets of such Shareholder, may be subject.

         4.3 OWNERSHIP OF SHARES. Such Shareholder owns, of record and beneficially, has good, valid and indefeasible title to, and has the right to transfer to Pubco pursuant to this Agreement, those Shares set forth opposite the name of such Shareholder on SCHEDULE I, free and clear of all Liens. Except for this Agreement, there are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which such Shareholder is a party or by which such Shareholder or such Shares are bound with respect to the issuance, sale, transfer, voting or registration of such Shares.

         4.4 LITIGATION. There is no pending Proceeding against such Shareholder that involves such Shareholder's Shares or that challenges, or would have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the Knowledge of such Shareholder, no such Proceeding has been threatened.

         4.5 NO BROKERS OR FINDERS. No Person has or will have any right or valid claim for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or behalf of such Shareholder, and such Shareholder will indemnify and hold Pubco harmless against any Liability or expense arising out of, or in connection with, any such claim.

         4.6 INVESTMENT REPRESENTATIONS.

             (a) Such Shareholder understands and agrees that the offer and sale of the Pubco Shares have not been registered under the Securities Act or the securities Laws of any state of the U.S., and that they are being offered and sold in reliance upon an exemption from registration afforded under Regulation S for offers and sales of securities outside the U.S.

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             (b) Such Shareholder has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such Shareholder's interests in connection with the transactions contemplated by this Agreement.

             (c) Such Shareholder has consulted, to the extent that such Shareholder has deemed necessary, with such Shareholder's tax, legal, accounting and financial advisors concerning such Shareholder's investment in the Pubco Shares.

             (d) Such Shareholder understands the various risks of an investment in the Pubco Shares, and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing such Shareholder's entire investment in the Pubco Shares.

             (e) Such Shareholder has had access to Pubco's publicly filed reports with the Commission, and such Shareholder has been afforded the opportunity to ask questions of and receive answers from Pubco concerning Pubco and the terms and conditions of the issuance of the Pubco Shares.

             (f) Such Shareholder is not relying on any representations or warranties concerning Pubco made by Pubco or any officer, employee or agent of Pubco, other than those contained in this Agreement.

             (g) Such Shareholder's address set forth on SCHEDULE I to this Agreement is his principal residence address (or, if such Shareholder is not an individual, its principal business address).

             (h) Such Shareholder understands and acknowledges that the Pubco Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning Pubco that has been supplied to such Shareholder, and that any representation to the contrary is a criminal offense.

             (i) At the time of Pubco's offer of the Pubco Shares to such Shareholder, and the acceptance of such offer, such Shareholder was outside the United States, and no offer to acquire the Pubco Shares or otherwise to participate in the transactions contemplated by this Agreement was made to such Shareholder inside the United States.

             (j) Such Shareholder (i) is an Accredited Investor, and (ii) is not a U.S. Person and is not purchasing Pubco Shares for the account or benefit of any U.S. Person or with a view towards distribution to any U.S. Person in violation of the registration requirements of the Securities Act.

             (k) Except as disclosed herein, such Shareholder has no present plan or intention to sell the Pubco Shares in the U.S. or to a U.S. Person at any predetermined time, has made no predetermined arrangements to sell the Pubco Shares, and is not acting as a Distributor of the Pubco Shares.

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             (l) Neither such Shareholder, nor such Shareholder's Affiliates, nor any Person acting on behalf of such Shareholder has entered into, has the intention of entering into, or will enter into any put option, short position or other similar instrument or position in the U.S. with respect to the Pubco Shares at any time during the Distribution Compliance Period except in compliance with the Securities Act.

             (m) Such Shareholder is not acquiring the Pubco Shares in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF EACH COMPANY

         Each Company, severally and not jointly, represents and warrants to Pubco as follows:

         5.1 ORGANIZATION AND QUALIFICATION. Such Company is duly organized, validly existing and in good standing under the laws of Hong Kong, and has all requisite authority and power (corporate and other) to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated, except where the failure to be so organized, existing and in good standing or to have such authority and power would not have a Material Adverse Effect.

         5.2 SUBSIDIARIES. Such Company does not own, directly or indirectly, any equity or other ownership interest in any other Person.

         5.3 ORGANIZATIONAL DOCUMENTS. A certified translated copy of the Organizational Documents of such Company has been delivered to Pubco prior to the execution of this Agreement, and no action has been taken to amend or repeal such Organizational Documents. Such Company is not in violation or breach of any of the provisions of its Organizational Documents, except for violations or breaches that would not have a Material Adverse Effect.

         5.4 AUTHORIZATION AND VALIDITY OF THIS AGREEMENT. Such Company has all requisite authority and power (corporate and other) to execute and deliver this Agreement and each of the Transaction Documents to which such Company is a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by such Company of this Agreement and each of the Transaction Documents to which such Company is a party have been duly authorized by all necessary corporate action of such Company, and do not require any consent or approval from its Board of Directors or its shareholders that has not been validly and lawfully obtained.

         5.5 NO VIOLATION. The execution, delivery and performance by such Company of this Agreement and each of the Transaction Documents to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with or violate the Organizational Documents of such Company, (b) conflict with or violate any Law applicable to such Company or by which any properties or assets of such Company are bound or

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subject, (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on any of the properties or assets of such Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Company is a party or by or to which such Company or any of its properties or assets are bound or subject, or (d) require such Company to obtain any consent, approval, authorization, waiver, permit, license, exemption, order, registration, certificate, or declaration from, or make any filing with, or give any report or notice to, any Person, including, but not limited to, any Governmental Authority.

         5.6 BINDING OBLIGATIONS. Such Company has duly executed and delivered this Agreement, and at the Closing such Company will have duly executed and delivered each of the Transaction Documents to which it is a party. This Agreement is, and on the Closing Date each of the Transaction Documents to which such Company is a party will be, the legal, valid, and binding obligation of such Company, enforceable against such Company in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

         5.7 CAPITALIZATION. The authorized, issued, and outstanding capital stock of such Company is set forth opposite the name of such Company on SCHEDULE
5.7. The record holder(s) of the outstanding capital stock of such Company is set forth on SCHEDULE I. Except as set forth on SCHEDULE 5.7, such Company has no shares of its capital stock or other securities of any class issued, reserved for issuance, in treasury, or outstanding. There are no outstanding or authorized options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights, commitments, or other securities or contracts that could require such Company to issue, sell or otherwise cause to become outstanding any of its capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of its capital stock, or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of its capital stock. Such Company is not a party to or bound by any stockholders' agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to its capital stock. All issued and outstanding shares of such Company's capital stock are duly authorized, were validly issued, are fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. There are no outstanding contractual obligations (contingent or otherwise) of such Company to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, such Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

         5.8 COMPLIANCE WITH LAWS. The business and operations of such Company have been conducted, and are being conducted, in compliance with all Laws and Orders applicable to such Company, except where the failure to so comply would not have a Material Adverse Effect. Such Company has not received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting such Company (other than a violation that would not have a Material Adverse Effect) and, to the Knowledge of such Company, no Proceeding involving any such allegation of violation is threatened or

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contemplated. Such Company is not in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of its Organizational Documents or of any Material Contract of such Company, except where such violation, default, or breach would not have a Material
Adverse Effect. To the Knowledge of such Company, no other party to any Material Contract of such Company is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof.

         5.9 LITIGATION. There is no pending Proceeding that has been commenced against such Company that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement. To such Company's Knowledge, no such Proceeding has been threatened.

         5.10 NO BROKERS OR FINDERS. No Person has or will have any right or valid claim for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Company.

         5.11 TITLE TO AND CONDITION OF PROPERTIES. Such Company owns (with good and marketable title in the case of real property), or holds under valid leases or other rights to use, all real property, plants, machinery and equipment necessary for the conduct of the business of such Company as presently conducted, free and clear of all Liens, except Permitted Liens. To the Knowledge of such Company, all material items of tangible personal property used in the operation of its business are, in the aggregate, in satisfactory condition and repair, ordinary wear and tear excepted, so as to operate such business in the manner in which it is now operated by such Company.

         5.12 FINANCIAL STATEMENTS. Such Company has furnished FHCP with true and complete copies of its audited financial statements for the years ended December 31, 2007 and 2006 (with respect to such Company, the "FINANCIAL STATEMENTS"). The Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of such Company as at the dates thereof and the results of its operations for the periods then ended. To such Company's Knowledge, the Companies, taken as a whole, have not suffered a material adverse change in their financial position or results of operations for the period commencing January 1, 2008 and ending on the Closing Date.

         5.13 INSURANCE. Such Company has delivered to Pubco true, complete, and correct copies of all material insurance policies covering each vessel owned by such Company. To such Company's Knowledge, all such policies are in full force and effect, and all premiums due thereon have been paid.

         5.14 MATERIAL CONTRACTS. Such Company has delivered to Pubco true, complete, and correct copies of each time charter agreement currently in effect pursuant to which it in-charters or out-charters a vessel. To such Company's Knowledge, (a) each such agreement is valid, binding, and enforceable in accordance with it terms, and (b) there exists no material breach or default under any such agreement on the part of any party thereto.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF PUBCO

         Pubco represents and warrants to the Shareholders and each Company as follows:

         6.1 ORGANIZATION AND QUALIFICATION. Pubco is duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate authority and power to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it. Pubco is duly qualified, licensed or domesticated as a foreign corporation and in good standing in each jurisdiction in which the nature of the activities conducted by it or the properties owned, held or operated by it makes such qualification, licensing or domestication necessary.

         6.2 SUBSIDIARIES. Except for Applied Medical, Incorporated, a Texas corporation that is wholly-owned by Pubco, has been inactive for more than ten years, and whose charter was forfeited in 1988 (the "SUBSIDIARY"), Pubco does not (a) own of record or beneficially, directly or indirectly (or have any obligation, right or option to acquire) (i) any shares of capital stock or securities exercisable for or convertible into capital stock of any other Person, or (ii) any participating, proprietary, or equity interest in any partnership, limited liability company, joint venture or other Person, or (b) Control, directly or indirectly, any other Person. The Subsidiary has been inactive for at least the six-year period immediately preceding the Closing Date, and has no Liabilities.

         6.3 ORGANIZATIONAL DOCUMENTS. True, correct and complete copies of the Organizational Documents of Pubco have been delivered to the Principal Shareholder prior to the execution of this Agreement, and no action has been taken to amend or repeal such Organizational Documents since such date of delivery. Pubco is not in violation or breach of any of the provisions of its Organizational Documents.

         6.4 AUTHORIZATION. Pubco has all requisite authority and power (corporate and other) to execute and deliver this Agreement and each of the Transaction Documents to which Pubco is a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Pubco of this Agreement and each of the Transaction Documents to which Pubco is a party have been duly authorized by all necessary Pubco corporate and shareholder action, and do not require any Pubco Board or shareholder consent or approval that has not been validly and lawfully obtained.

         6.5 NO VIOLATION. The execution, delivery and performance by Pubco of this Agreement and each of the Transaction Documents to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with or violate the Organizational Documents of Pubco, (b) conflict with or violate any Law or Order applicable to Pubco or by which any properties or assets of Pubco are bound or subject, (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on any of the properties or assets of Pubco pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Pubco is a party or by or to which Pubco or any of its properties or assets are bound or subject, or (d) except as set forth on SCHEDULE 6.5, require Pubco to obtain any consent, approval, authorization, waiver, permit, license, exemption, order, registration, certificate, or declaration from, or make any filing with, or give any report or notice to, any Person, including, but not limited to, any Governmental Authority.

         6.6 BINDING OBLIGATIONS. Pubco has duly executed and delivered this Agreement, and at the Closing Pubco will have duly executed and delivered each of the Transaction Documents to which it is a party. This Agreement is, and on the Closing Date each of the Transaction Documents to which Pubco is a party will be, the legal, valid, and binding obligation of Pubco, enforceable against Pubco in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

         6.7 SECURITIES LAWS. Assuming the accuracy of the representations and warranties of each Shareholder contained in Section 4.6, the issuance of the Pubco Shares pursuant to this Agreement will be in accordance with all applicable securities Laws.

         6.8 CAPITALIZATION.

             (a) The authorized capital stock of Pubco consists of 100,000,000 shares of Common Stock, of which 107,208 shares are issued and outstanding, and 10,000,000 shares of blank share preferred stock, par value $0.0001 per share, none of which is issued or outstanding. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. At the Closing Date, Pubco will have sufficient authorized and unissued Common Stock to consummate the transactions contemplated hereby. There are no outstanding options, warrants, calls, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights, commitments, or other securities or contracts that could require Pubco to issue, sell or otherwise cause to become outstanding any of its capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock, or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock. Except for the Investor Rights Agreement, Pubco is not a party to or bound by (and to Pubco's Knowledge there does not exist) any stockholders' agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of Pubco. All issued and outstanding shares of Common Stock have been issued in compliance with all applicable U.S. federal and state securities Laws.

             (b) There are no outstanding contractual obligations (contingent or otherwise) of Pubco to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, Pubco, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

             (c) Upon issuance in accordance with the terms of this Agreement, the Pubco Shares will have been validly issued and fully paid, will be nonassessable, will be free of preemptive rights, and will be free and clear of all Liens and restrictions, other than Liens created by the Shareholders and restrictions on transfer imposed by this Agreement and the Securities Act.

         6.9 COMPLIANCE WITH LAWS. Pubco and its assets and operations currently are, and to Pubco's Knowledge have at all times been, in compliance with all Laws and Orders applicable to Pubco or by which or to which any of its assets are bound or subject including, without limitation, the Sarbanes-Oxley Act of 2002. Since August 18, 2006, Pubco has not received notification of any violation (or any Proceeding involving an allegation of any violation) of any Law or Order applicable to or affecting Pubco, its assets, or its operations, and to Pubco's Knowledge, no such Proceeding is threatened or contemplated. Pubco is not subject to any obligation or restriction of any kind or character that prohibits Pubco from entering into this Agreement or would prevent or restrict its performance under, or compliance, with all or any part of this Agreement or the consummation of the transactions contemplated hereby.

         6.10 LITIGATION. There is no Proceeding pending or, to the Knowledge of Pubco, threatened against or affecting Pubco or any of Pubco's properties, assets, business or employees. There is no Proceeding pending or, to the Knowledge of Pubco, threatened against or affecting Pubco with respect to the validity of this Agreement, or that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the Knowledge of Pubco, there is no fact that might result in or form the basis for any such Proceeding. Pubco is not subject to any Orders.

         6.11 NO BROKERS OR FINDERS. No Person has or will have any right or valid claim for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Pubco or FHCP.

         6.12 ABSENCE OF UNDISCLOSED LIABILITIES. Pubco does not have any Liabilities, except (a) Liabilities fully reflected in the most recent balance sheet included in the Pubco Financial Statements filed with the Commission prior to the date hereof (the "BALANCE SHEET"), and (b) Liabilities incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet (the "BALANCE SHEET DATE"). All of the Liabilities referred to in (a) and (b) above will have been indefeasibly satisfied or cancelled by Pubco or FHCP prior to the Closing, so that at the Closing Pubco will have no Liabilities.

         6.13 ABSENCE OF CHANGES. Except as set forth on SCHEDULE 6.13 or in an SEC Document filed with the Commission prior to the date hereof, since the Balance Sheet Date Pubco has conducted its business in the usual and ordinary course of business consistent with past practice and has not:

              (a) suffered or experienced any change in or affecting its condition (financial or otherwise), properties, assets, Liabilities, business, operations, results of operations or prospects, other than changes, events or conditions in the usual and ordinary course of its business, none of which, individually or in the aggregate, were material;

              (b) made any loans or advances to any Person, other than travel advances and reimbursement of expenses made to employees, officers and directors in the ordinary course of business;

              (c) created or permitted to exist any Lien on any property or asset of Pubco;

              (d) issued any stock, bonds or other securities or any rights, options or warrants with respect thereto;

              (e) altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

              (f) declared, set aside, made or paid any dividend or other distribution to any of its stockholders;

              (g) terminated or modified any Material Contract, except for termination upon expiration in accordance with the terms thereof;

              (h) released, waived or cancelled any claims or rights relating to or affecting Pubco, or instituted or settled any Proceeding;

              (i) paid, discharged or satisfied any claim or Liability, except for Liabilities incurred in the ordinary course of business;

              (j) created, incurred, assumed or otherwise become liable for any Liabilities that individually, or in the aggregate, exceed $10,000 (all of which shall have been indefeasibly paid or satisfied in full prior to the Closing);

              (k) guaranteed or endorsed any obligation or net worth of any Person;

              (l) acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

              (m) changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP;

              (n) made any Tax election inconsistent with past practice, settled or compromised any material Tax Liability, or consented to any extension or waiver of any limitation period with respect to Taxes;

              (o) sold, leased, licensed, encumbered or otherwise disposed of any properties or assets except in the ordinary course of business consistent with past practice;

              (p) adopted or amended any employee stock purchase or employee stock option plan, or entered into any employment contract or collective bargaining agreement, paid any special bonus or special remuneration to any director or employee, or increased the salaries, wage rates, compensation or other fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by applicable Law;

              (q) except as required by applicable Law, entered into, adopted or amended any employee pension benefit plan or any employment or severance agreement or arrangement, granted any severance or termination pay to any officer or employee, or adopted any new severance plan;

              (r) amended its Organizational Documents;

              (s) purchased, redeemed, or otherwise acquired any shares of its capital stock; or

              (t) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

         6.14 MATERIAL CONTRACTS. SCHEDULE 6.14 contains a true, complete, and correct list of all of Pubco's Material Contracts, true, complete and correct copies of which (and written summaries of the material terms of each oral Material Contract) have been provided by Pubco to the Principal Shareholder. Each such Material Contract is a valid and binding agreement of Pubco, and is in full force and effect. Pubco is not in breach or default of any such Material Contract and, to the Knowledge of Pubco, no other party to any such Material Contract is in breach or default thereof. No event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any such Material Contract, or (b) permit Pubco or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any such Material Contract. Pubco has not received notice of the pending or threatened cancellation, revocation or termination of any such Material Contract. There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any such Material Contract.

         6.15 EMPLOYEES. Other than Thomas W. Colligan, Pubco does not have any officers, directors or employees. No director, officer or employee of Pubco is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other Person that in any way adversely affects or will affect (a) the performance of his or her duties as a director, officer or employee of Pubco or (b) the ability of Pubco to conduct its business. Each employee of Pubco is employed on an at-will basis, and Pubco does not have any contract with any of its employees which would interfere with its ability to discharge its employees. Pubco is not a party to any collective bargaining or other labor union contract, and no collective bargaining agreement is being negotiated by Pubco.

         6.16 TAXES.

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

              (a) All Tax Returns which are required to be filed on or before the Closing Date by Pubco have been duly and timely filed. All items required to be included in each such Tax Return including, without limitation, items of income, gain, loss, deduction and credit, have been so included, and all information provided in each such Tax Return is true, complete, and correct. All Taxes of Pubco which have become due with respect to the period covered by each such Tax Return (whether or not shown on each such Tax Return) have been timely paid in full. Adequate provision for unpaid Taxes of Pubco which are not yet due and payable have been established on the Balance Sheet. All Taxes which Pubco has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly and timely paid to the proper Taxing authority. No penalty, interest or other charge is due with respect to the late filing of any Tax Return of Pubco or late payment of any such Tax.

              (b) There are no Tax Returns of Pubco with extended or waived statutes of limitations that have not been audited by the applicable Governmental Authority.

              (c) There is not in force any extension of time with respect to the due date for the filing of any Tax Return of Pubco, or any waiver or agreement for any extension of time for the assessment, collection or payment of any Tax of or with respect to Pubco.

              (d) Pubco will not be required to include any amount in income for any taxable period beginning after the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period.

              (e) There is no pending or, to Pubco's Knowledge, threatened audit, examination, investigation, dispute, Proceeding or claim with respect to or against Pubco for or with respect to any Taxes of Pubco, and Pubco has not received notice of any such audit, examination, investigation, dispute, Proceeding or claim. No assessment, deficiency or adjustment has been assessed or proposed with respect to any Tax Return of Pubco; and there is no reasonable basis on which any such claim for Taxes can be asserted against Pubco.

              (f) Pubco has delivered to the Principal Shareholder true, correct and complete copies of all Tax Returns and examination reports and statements of deficiencies assessed or asserted against or agreed to by Pubco, if any, for each of the last three years and any and all correspondence with respect to the foregoing.

              (g) Pubco is not, and has not been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

              (h) Pubco is not, and has not been, a party to any Tax allocation or sharing agreement.

              (i) Pubco is not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code. Pubco is not a "consenting corporation" within the meaning of Section 341(f) of the Code. Pubco does not have any "tax-exempt bond financed property" or "tax-exempt use property" within the meaning of Section 168(g) or (h), respectively, of the Code. Pubco does not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter. During the last two years, Pubco has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code. Pubco is not a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

         6.17 TITLE TO ASSETS. Except as set forth on SCHEDULE 6.17, Pubco does not own any real or personal property or hold any leaseholds or other interests in any real or personal property. Pubco has good and marketable title to, or a valid leasehold interest in, as the case may be, all properties and assets set forth on SCHEDULE 6.17, free and clear of all Liens.

         6.18 ENVIRONMENTAL MATTERS. Pubco is, and has at all times been, in compliance with all Environmental Laws applicable to Pubco. There are no Proceedings pending or, to Pubco's Knowledge, threatened against Pubco alleging the violation of any Environmental Law or Environmental Permit applicable to Pubco or alleging that Pubco is a potentially responsible party for any environmental site contamination. Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Authority or third Persons under any Environmental Laws applicable to Pubco.

         6.19 LICENSES. Pubco possesses from the appropriate Governmental Authorities all licenses, permits, authorizations, approvals, franchises and rights that are necessary for Pubco to engage in its business as currently conducted, and to permit Pubco to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, the "PUBCO PERMITS"). The Pubco Permits are valid and in full force and effect. No event has occurred or circumstance exists that may (with or without notice or lapse of time) (a) constitute or result, directly or indirectly, in a violation of, or a failure to comply with, any Pubco Permit, or
(b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Pubco Permit. Pubco has not received notice from any Governmental Authority or any other Person regarding (aa) any actual, alleged, possible or potential contravention of any Pubco Permit, (bb) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Pubco Permit, or (cc) the need to obtain any additional Pubco Permit. All applications required to have been filed for the renewal of the Pubco Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to the Pubco Permits have been duly made on a timely basis with the appropriate Persons. All Pubco Permits are renewable by their terms in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

         6.20 INTERESTED PARTY TRANSACTIONS. Except as set forth in SCHEDULE 6.20, no Pubco officer or director, and to Pubco's Knowledge, no Person Known to Pubco to be the record or beneficial owner in excess of 5% of the Common Stock (a "5% HOLDER") or any Affiliate or "associate" (as such term is defined in Rule 405 under the Securities Act) of any such officer, director, or 5% Holder (a) has, directly or indirectly, an interest in any Person which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by Pubco, or (ii) purchases any goods or services from Pubco, or sells or furnishes any goods or services to Pubco, (b) has, either directly or indirectly, a beneficial interest in any contract or agreement to which Pubco is a party or by which it may be bound or affected, or (c) is a party adverse to Pubco or has a material interest adverse to Pubco in any pending legal proceeding.

         6.21 GOVERNMENTAL INQUIRIES. Pubco has provided to the Principal Shareholder a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by Pubco from any Governmental Authority since August 18, 2006, and Pubco's response thereto, and each material written statement, report or other document filed by Pubco with any Governmental Authority since August 18, 2006. Neither Pubco nor any of its directors or officers currently is the subject of any investigation, inquiry or Proceeding before the Commission or any state securities commission or administrative agency.

         6.22 BANK ACCOUNTS AND SAFE DEPOSIT BOXES. SCHEDULE 6.22 discloses the title of each bank or other deposit or financial account, and each lock box and safety deposit box used by Pubco, the financial institution at which that account or box is maintained, and the names of the persons authorized to draw against the account or otherwise have access to the account or box, as the case may be. To Pubco's Knowledge, other than the bank accounts and safe deposit boxes set forth in SCHEDULE 6.22, no other bank accounts or safe deposit boxes exist.

         6.23 INTELLECTUAL PROPERTY.

              (a) Pubco (i) does not own or use any patented or registered Intellectual Property, and has not filed any patent applications or other applications for registration of Intellectual Property that are pending; (ii) does not own or use any domain names; (iii) does not own or use any computer software (other than Commercial Software); and (iv) is not a part to any licenses or similar agreements or arrangements, either as licensee or licensor, for Intellectual Property.

              (b) No claim, demand, or notice by any Person has been made or given (and there is no reasonable basis therefor) and no Proceeding is pending or threatened (and there is no reasonable basis therefor) (i) asserting that Pubco is infringing upon the Intellectual Property of any other Person (including, without limitation, demanding or requesting that Pubco license rights from a third party), or (ii) asserting that Pubco is required to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property.

              (c) Pubco has not infringed, misappropriated or otherwise conflicted with any Intellectual Property of any third party, Pubco is not aware of any infringement, misappropriation or conflict that shall occur as a result of the continued operation of its business as currently conducted, and Pubco is not aware of any infringement or misappropriation of any of its Intellectual Property by any third party.

         6.24 PUBLIC UTILITY HOLDING COMPANY ACT AND INVESTMENT COMPANY ACT STATUS. Pubco is not a "holding company" or a "public utility company" as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. Pubco is not, and as a result of and immediately upon the Closing will not be, an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         6.25 BOOKS AND RECORD INTERNAL ACCOUNTING CONTROLS. The books and records of Pubco accurately reflect in all material respects the information relating to the business of Pubco, the location and collection of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of Pubco. Pubco maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         6.26 SEC DOCUMENTS; FINANCIAL STATEMENTS. Pubco has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the five (5) years preceding the date hereof (or such shorter period as Pubco was required by Law to file such material) (together with all such reports filed by Pubco after the date hereof but prior to the Closing Date, the "SEC DOCUMENTS"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading. All Material Contracts of Pubco have been appropriately filed as exhibits to the SEC Documents as and to the extent required under the Exchange Act. The financial statements of Pubco included in the SEC Documents (the "PUBCO FINANCIAL STATEMENTS") comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements as permitted by Form 10-Q or Form 10-QSB, as the case may be, of the Commission), and fairly present in all material respects (subject in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of Pubco as at the dates thereof and the results of its operations and cash flows for the periods then ended. No event or circumstance has occurred or exists with respect to Pubco or its business, properties, prospects, operations or financial condition which, under applicable Law, requires public disclosure or announcement by Pubco but which has not been so publicly announced or disclosed.

         6.27 STOCK OPTION PLANS; EMPLOYEE BENEFITS. Except as set forth on
SCHEDULE 6.27, (a) Pubco has no stock option plans providing for the grant by Pubco of stock options to directors, officers, employees, consultants, or others, (b) Pubco has no employee benefit plans or arrangements covering its present or former employees or providing benefits to such persons in respect of services provided to or for Pubco, (c) Pubco has not, through any trade or business, whether or not incorporated, established or maintained, or made any contributions to, an "employee pension benefit plan" (as defined in Section 3 of ERISA), (d) neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of Pubco, will result in (i) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from Pubco, (ii) any increase in the amount of compensation or benefits payable to any such individual, or (iii) any acceleration of the vesting or timing of payment of compensation payable to any such individual, (e) no agreement, arrangement or other contract of Pubco provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of Pubco, and (f) the execution and delivery of this Agreement and the consummation of the Share Exchange will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA, or in connection with which a tax could be imposed pursuant to Section 4975 of the Code.

         6.28 INVESTMENT ACQUISITION. Pubco is acquiring the Shares for investment and not with a view to the sale or distribution thereof.

         6.29 MONEY LAUNDERING LAWS. The operations of Pubco are, and have been conducted at all times, in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar Laws issued, administered or enforced by any Governmental Authority (collectively, the "MONEY LAUNDERING LAWS"), and no Proceeding involving Pubco with respect to the Money Laundering Laws is pending or, to the Knowledge of Pubco, threatened.

         6.30 FOREIGN CORRUPT PRACTICES. Neither Pubco, nor to Pubco's Knowledge, any director, officer, agent, employee or other Person acting on behalf of Pubco has, in the course of its actions for, or on behalf of, Pubco
(a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

         6.31 QUOTATION AND MAINTENANCE STANDARDS. The Common Stock currently is quoted on the OTC Bulletin Board ("OTCBB"), and Pubco has not, in the 12 months preceding the date hereof, received any notice from the OTCBB or the Financial Industry Regulatory Authority or any trading market on which the Common Stock is or has been listed or quoted to the effect that Pubco is not in compliance with the quoting, listing or maintenance requirements of the OTCBB or such other trading market. Pubco is, and has no reason to believe that it will not continue to be, in compliance with all such quoting, listing and maintenance requirements.

         6.32 ANTI-TAKEOVER PROVISIONS. Pubco has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Pubco's

Organizational Documents or applicable Laws that is or could become applicable to the Shareholders as a result of the Shareholders and the Companies fulfilling their obligations or exercising their rights under this Agreement, or the issuance of the Pubco Shares to, or the ownership of the Pubco Shares by, the Shareholders.

         6.33 OFF BALANCE SHEET ARRANGEMENTS. There is no transaction, arrangement, or other relationship between Pubco and an unconsolidated or other off balance sheet entity that is required to be disclosed by Pubco in its SEC Documents and is not so disclosed, or that otherwise would be reasonably likely to have a Material Adverse Effect.

         6.34 DISCLOSURE. Neither this Agreement nor the Schedules hereto nor any other documents, certificates or instruments furnished to a Company or the Principal Shareholder by or on behalf of Pubco or FHCP in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made, not misleading.

                                  ARTICLE VII
                     REPRESENTATIONS AND WARRANTIES OF FHCP

         FHCP represents and warrants to the Shareholders and each Company as follows:

         7.1 AUTHORITY. FHCP has the right, power, and authority to execute and deliver this Agreement and each of the Transaction Documents to which FHCP is a party, to consummate the transactions contemplated hereby and thereby, and to perform FHCP's obligations hereunder and thereunder. The execution, delivery and performance by FHCP of this Agreement and each of the Transaction Documents to which FHCP is a party have been duly authorized by all necessary company action of FHCP, and do not require any authorization, consent, approval, license, exemption of, or filing or registration with, any Governmental Authority or other Person.

         7.2 BINDING OBLIGATION. FHCP has duly executed and delivered this Agreement, and at the Closing FHCP will have duly executed and delivered each of the Transaction Documents to which it is a party. This Agreement is, and on the Closing Date each of the Transaction Documents to which FHCP is a party will be, the legal, valid, and binding obligation of FHCP, enforceable against FHCP in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

         7.3 NO CONFLICT. Neither the execution or delivery by FHCP of this Agreement or any Transaction Document to which FHCP is a party, nor the consummation or performance by FHCP of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of FHCP; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which FHCP is a party or by which the properties or assets of FHCP are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which FHCP, or any of the properties or assets of FHCP, may be subject.

         7.4 NO BROKERS OF FINDERS. No Person has or will have any right or valid claim for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of FHCP.

                                  ARTICLE VIII
                                   TERMINATION

         8.1 RIGHT TO TERMINATE. This Agreement may be terminated at any time prior to the Closing as provided below:

             (a) The Principal Shareholder and Pubco may terminate this Agreement by their mutual written agreement.

             (b) The Principal Shareholder or Pubco may terminate this Agreement by giving written notice to the other if the Share Exchange shall not have been consummated for any reason by April 30, 2008; provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act was a primary cause of, or resulted in, the failure of the Share Exchange to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

             (c) The Principal Shareholder may terminate this Agreement by giving written notice to Pubco at any time prior to Closing if Pubco or FHCP has breached any material representation, warranty or covenant contained in this Agreement, the Principal Shareholder has notified Pubco of the breach, and, if of a type which can be cured, the breach has continued without cure for a period of thirty (30) days after the notice of breach.

             (d) Pubco may terminate this Agreement by giving written notice to the Principal Shareholder at any time prior to Closing if a Shareholder or a Company has breached any material representation, warranty or covenant contained in this Agreement, Pubco has notified the Principal Shareholder of the breach, and, if of a type which can be cured, the breach has continued without cure for a period of thirty (30) days after the notice of breach.

         8.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating party as provided above (or, if the termination is pursuant to Section 8.1(c) or Section 8.1(d) and the 30-day cure period is applicable, immediately upon the expiration of such cure period if no such cure has occurred). In the event of the termination of this Agreement as provided in Section 8.1, all rights and obligations of the parties hereunder shall terminate without any liability of any party; provided, however, Article XIII and Section 9.9 shall survive any such termination; and provided, further, nothing herein shall relieve any party from Liability for any willful breach of this Agreement prior to such termination. All costs, fees and expenses (including reasonable attorney's fees and expenses) incurred by the non-breaching party in connection with enforcing its rights hereunder with respect to a breach shall be paid by the breaching party.

                                   ARTICLE IX
                                    COVENANTS

         9.1 RESTRICTIONS ON TRANSFER.

             (a) Each Shareholder will make all subsequent offers and sales of such Shareholder's Pubco Shares either (i) if during the Distribution Compliance Period, outside of the United States in compliance with Regulation S, (ii) pursuant to an effective and current registration statement under the Securities Act, or (iii) pursuant to an available exemption from registration under the Securities Act. Specifically, each Shareholder covenants and agrees any offer or sale of its Pubco Shares prior to the expiration of the Distribution Compliance Period shall be made only in accordance with the provisions of Rules 903 or 904 of Regulation S, as applicable, pursuant to registration under the Securities Act, or pursuant to an exemption from registration under the Securities Act.

             (b) Each Shareholder hereby agrees that the certificate(s) evidencing such Shareholder's Pubco Shares, and each certificate issued in transfer thereof, will bear the following legend:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

             (c) Each Shareholder covenants and agrees that it will not transfer any of such Shareholder's Pubco Shares (except pursuant to effective registration statement under the Securities Act and applicable state securities law covering the disposition of such Shareholder's Pubco Shares) without first providing Pubco with an opinion of counsel (which counsel and opinion are reasonably satisfactory to Pubco) to the effect that such transfer will be made in compliance with Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

             (d) Each Shareholder understands and acknowledges that Pubco may refuse to transfer such Shareholder's Pubco Shares unless such Shareholder complies with this Section 9.1. Each Shareholder consents to Pubco making a notation on its records or giving instructions to any transfer agent of the Common Stock in order to implement the restrictions on transfer of such Shareholder's Pubco Shares.

             (e) Each Shareholder covenants that it will not engage in hedging transactions with respect to its Pubco Shares prior to the expiration of the Distribution Compliance Period unless in compliance with the Securities Act.

         9.2 CONDUCT PENDING CLOSING. Prior to the Closing or earlier termination of this Agreement, except with the written consent of the Principal Shareholder (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise expressly permitted or contemplated by the terms of this Agreement, Pubco shall not (and FHCP shall not permit Pubco to) take any action or fail to take any action that would result in (a) any of the representations and warranties of Pubco set forth in this Agreement becoming untrue, or (b) any of the conditions to the Share Exchange set forth in this Agreement not being satisfied.

         9.3 FURTHER ASSURANCES. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (a) causing the conditions precedent set forth in Article X and Article XI to be satisfied; (b) obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations; (c) making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any); (d) avoiding any suit, claim, action, investigation or Proceeding by any Governmental Authority challenging the transactions contemplated by this Agreement; (e) defending any suits, claims, actions, investigations or Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (f) executing or delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

         9.4 ACCESS TO INFORMATION.

             (a) Prior to the Closing, each Company shall (i) afford to Pubco and its Affiliates, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "PUBCO REPRESENTATIVES") full access during normal business hours and in a manner that minimizes disruption to the business operations of such Company, upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of such Company and to the books and records thereof, and
(ii) promptly furnish to Pubco and the Pubco Representatives such information concerning the business, properties, contracts, records and personnel of such Company (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Pubco or any Pubco Representative.

             (b) Prior to the Closing, Pubco shall (i) afford to the Principal Shareholder and its Affiliates, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "SHAREHOLDER REPRESENTATIVES") full access during normal business hours and in a manner that minimizes disruption to the business operations of Pubco, upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of Pubco and to the books and records thereof, and (ii) promptly furnish to the Principal Shareholder and the Shareholder Representatives such information concerning the business, properties, contracts, records and personnel of Pubco (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by the Principal Shareholder or any Shareholder Representative.

         9.5 PUBLIC REPORTING. At least until the second anniversary of the Closing Date, (a) Pubco shall use its commercially reasonable best efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Pubco after the date hereof pursuant to the Exchange Act, and (b) if Pubco is not required to file reports pursuant to such Laws, it will prepare and furnish to FHCP and make publicly available in accordance with Rule 144(c) such information as is required for FHCP to sell its shares of Common Stock under Rule 144.

         9.6 ASSISTANCE WITH POST-CLOSING COMMISSION REPORTS AND INQUIRIES. After the Closing Date, upon the request of Pubco, FHCP shall use its reasonable best efforts to provide such information available to it, including information, filings, reports, financial statements or other circumstances of Pubco occurring, reported or filed prior to the Closing, as may be necessary or required by Pubco for the preparation of the post-Closing Date reports that Pubco is required to file with the Commission to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to the Closing and any Commission comments relating thereto or any Commission inquiry thereof.

         9.7 INTENTIONALLY OMITTED.

         9.8 FORM 8-K. Within four (4) business days after the Closing Date, Pubco shall file the Form 8-K.

         9.9 CONFIDENTIALITY.

             (a) In connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby, each party hereto will have access to confidential information of or relating to the other parties. Each party hereto shall (and shall cause their respective directors, officers, employees, agents, and advisors to) treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except in connection with the transactions contemplated hereby; provided that such obligations shall not apply to any information (i) which at the time of disclosure, is available publicly, (ii) which, after disclosure, becomes available publicly through no fault of the receiving party, (iii) which the receiving party Knew (as evidenced by it prior written records) prior to disclosure by the disclosing party, (iv) which is required to be disclosed by Law or in connection with legal process, or (v) the use or disclosure of which is necessary or appropriate in making any required filing with the Commission, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement. Upon termination of this Agreement for any reason, each party then in possession of confidential information of another party hereto shall return to such other party (or at the request of such other party, destroy) all tangible embodiments (and all copies) of such confidential information.

             (b) In the event that any party is required to disclose any information of another party pursuant to clauses (iv) or (v) of Section 9.9(a) above, the party requested or required to make the disclosure (the "DISCLOSING PARTY") shall provide the party that provided such information (the "PROVIDING PARTY") with prompt notice of any such requirement so that the Providing Party may seek a protective order or any other appropriate remedy. If, in the absence of a protective order or other remedy, the Disclosing Party is, in the opinion of counsel, legally compelled to disclose such information of the Providing Party, the Disclosing Party may, without liability hereunder, disclose only that portion of such information which such counsel advises is legally required to be disclosed, provided that the Disclosing Party exercises its reasonable efforts to preserve the confidentiality of the Providing Party's information, including, without limitation, by cooperating with the Providing Party to obtain an appropriate protective order or other relief, or assurance that confidential treatment will be accorded the Providing Party's information.

         9.10 NOTICE OF DEFAULT. From the date hereof through the Closing, each party hereto shall give each of the other parties prompt written notice upon becoming aware that any representation or warranty made by such notifying party contained in this Agreement has become untrue or inaccurate, or of any failure of such notifying party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Sections 10.1 or 10.2 (in the case of the notifying party being a Shareholder or a Company) or Sections 11.1 or 11.2 (in the case of the notifying party being Pubco or FHCP) would not be satisfied as a result thereof; provided, however, no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         9.11 BYLAWS. If necessary, prior to the Closing Pubco shall amend its Bylaws to permit the election and/or appointment of Mr. Xinyu Zhang to the Pubco Board as set forth in Section 2.3.

         9.12 MANAGEMENT. Within 90 days after the Closing Date, Pubco shall appoint an English speaking senior member of management.

         9.13 LEVERAGE RATIO. For the two-year period commencing on the Closing Date, Pubco shall not borrow any funds from the Principal Shareholder, or borrow any funds from a third party the repayment of which is guaranteed by the Principal Shareholder, unless in each case Pubco's long term debt/equity ratio following such borrowing equals or exceeds two, or such borrowing is approved by a majority of the Independent Directors.

         9.14 ASSET CONTRIBUTIONS. All vessels contributed into Pubco or the Companies by the Principal Shareholder within the two-year period commencing on the Closing Date shall be on the following basis: (a) for new-build vessels, the lower of cost or net realizable value (as determined by a third party valuation or as agreed upon by Pubco and FHCP), and (b) for existing vessels, the net realizable value (as determined by a third party valuation or as agreed upon by Pubco and FHCP).

         9.15 AFFILIATE TRANSACTIONS. Except as contemplated by this Agreement, and except for transactions in the ordinary course of business individually involving less than US$50,000, for the two-year period commencing on the Closing Date neither Pubco nor the Companies shall enter into any transaction with the Principal Shareholder, any officer or director of the Principal Shareholder, or any Person Controlled by the Principal Shareholder or any of such officers or directors, unless such transaction is approved by a majority of the Independent Directors.

         9.16 EXCLUSIVITY.

              (a) Until the Closing or earlier termination of this Agreement, Pubco and FHCP will not (and will not permit any of their respective Affiliates, directors, officers, employees, investment bankers, attorneys or other agents, advisors or representatives to), directly or indirectly (a) (i) initiate the submission of any proposal or offer from any Person for, or (ii) solicit or encourage any inquiries or proposals for, or (iii) continue any discussions relating to, the acquisition of equity securities of Pubco or all or substantially all of the assets of Pubco (including any acquisition structured as a merger, consolidation, share exchange, or otherwise); or (b) furnish or permit to be furnished any non-public information concerning Pubco to any Person (other than the Principal Shareholder, the Companies, and their respective representatives and advisors), other than information furnished connection with the transactions contemplated hereby or as required by Law. If either Pubco or FHCP is contacted or solicited by any third party regarding any action contemplated in this Section 9.16(a), such party promptly shall inform the Principal Shareholder in writing.

              (b) Until the Closing or earlier termination of this Agreement, the Principal Shareholder and the Companies will not (and will not permit any of their respective Affiliates, directors, officers, employees, investment bankers, attorneys or other agents, advisors or representatives to), directly or indirectly (a) (i) initiate the submission of any proposal or offer from any Person for, or (ii) solicit or encourage any inquiries or proposals for, or
(iii) continue any discussions relating to, the acquisition of equity securities of a Company or all or substantially all of the assets of a Company (including any acquisition structured as a merger, consolidation, share exchange, or otherwise); or (b) furnish or permit to be furnished any non-public information concerning a Company to any Person (other than Pubco, FHCP, and their respective representatives and advisors), other than information furnished in the ordinary course of business or in connection with the transactions contemplated hereby or as required by Law. If the Principal Shareholder or a Company is contacted or solicited by any third party regarding any action contemplated in this Section 9.16(b), such party promptly shall inform FHCP in writing.

                                   ARTICLE X
                          CONDITIONS PRECEDENT OF PUBCO

         Pubco's obligations hereunder are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by Pubco, in whole or in part):

         10.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of each of the Companies and each Shareholder contained in this Agreement that are not qualified by materiality, Knowledge or Material Adverse Effect shall be true and correct in all material respects, and the representations and warranties of each of the Companies and each Shareholder contained in this Agreement that are qualified by materiality, Knowledge or Material Adverse Effect shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date.

         10.2 PERFORMANCE BY THE COMPANIES AND EACH SHAREHOLDER. Each Company and each Shareholder shall have performed or complied in all material respects with all agreements, conditions, and covenants required by this Agreement to be performed or complied with by such Company or such Shareholder, as the case may be, on or prior to the Closing Date.

         10.3 CERTIFICATE OF OFFICER. Each Company will have delivered to Pubco a certificate executed by an officer of such Company certifying the satisfaction of the conditions specified in Sections 10.1 and 10.2 relating to such Company (each, a "COMPANY BRINGDOWN").

         10.4 CERTIFICATE OF SHAREHOLDER. The Principal Shareholder will have delivered to Pubco a certificate executed by an officer of the Principal Shareholder certifying the satisfaction of the conditions specified in Sections
10.1 and 10.2 relating to the Principal Shareholder (the "SHAREHOLDER
BRINGDOWN").

         10.5 CONSENTS. Each Company and each Shareholder shall have obtained or made, and shall have delivered to Pubco copies of, all consents, waivers, approvals, authorizations or orders required to be obtained by it or him, and all filings required to be made by it or him, in order to consummate the transactions contemplated hereby and by the Transaction Documents to which it or he is a party (collectively, the "COMPANY CONSENTS").

         10.6 DOCUMENTS. Pubco and FHCP each shall have received all of the documents and other items to be delivered to each of them pursuant to Section 3.2(a), (b) and (c).

         10.7 NO PROCEEDINGS. No Proceeding has been commenced or threatened against any party hereto or against any Affiliate thereof (which Proceeding remains unresolved as of the Closing Date) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

         10.8 NO PROHIBITIVE CHANGE OF LAW. There shall have been no Law enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

         10.9 ADDITIONAL VESSELS. Hengzhou and Huisheng International Shipping Limited will have executed the Huisheng Ship Contribution Agreement, and Hengzhou and Yongzheng International Shipping Limited will have executed the Yongzheng Ship Contribution Agreement.

         10.10 AUDITED FINANCIAL STATEMENTS. The audited financial statements of each of the Companies that are required to be filed with the Commission as an exhibit to the Form 8-K shall be available on or before the Closing Date.

                                   ARTICLE XI
                             CONDITIONS PRECEDENT OF
                                THE SHAREHOLDERS

         The obligations of the Shareholders hereunder are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Principal Shareholder, in whole or in part):

         11.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of each of Pubco and FHCP contained in this Agreement that are not qualified by materiality, Knowledge or Material Adverse Effect shall be true and correct in all material respects, and the representations and warranties of each of Pubco and FHCP contained in this Agreement that are qualified by materiality, Knowledge or Material Adverse Effect shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date.

         11.2 PERFORMANCE BY PUBCO AND FHCP. Pubco and FHCP each shall have performed or complied in all material respects with all agreements, conditions, and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

         11.3 CERTIFICATE OF FHCP. FHCP will have delivered to the Principal Shareholder a certificate, dated the Closing Date, executed by FHCP, certifying the satisfaction of the conditions specified in Sections 11.1 and 11.2 relating to each of Pubco and FHCP (the "FHCP BRINGDOWN").

         11.4 CONSENTS. Pubco and FHCP each shall have obtained or made, and shall have delivered to the Principal Shareholder copies of, all consents, waivers, approvals, authorizations or orders required to be obtained it, and all filings required to be made by it, in order to consummate the transactions contemplated hereby and by the Transaction Documents to which it is a party (collectively, the "PUBCO CONSENTS").

         11.5 DOCUMENTS. The Companies and the Shareholders each shall have received all of the documents and other items to be delivered to each of them pursuant to Section 3.2(d) and (e).

         11.6 NO PROCEEDINGS. No Proceeding has been commenced or threatened against any party hereto or against any Affiliate thereof (which Proceeding remains unresolved as of the date of this Agreement) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

         11.7 NO PROHIBITIVE CHANGE OF LAW. There shall have been no Law enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

         11.8 NO LIENS. There are no Liens on, or with respect to, Pubco or its assets.

         11.9 NO LIABILITIES. At the Closing, Pubco shall have no Liabilities, and no material changes to its business or financial condition shall have occurred since the date of this Agreement.

         11.10 SEC FILINGS. At the Closing, Pubco will be current in all Commission filings required by it to have been filed.

         11.11 OUTSTANDING COMMON STOCK. Pubco shall have at least 100,000,000 shares of Common Stock authorized, and shall have no more than 107,208 shares of Common Stock issued and outstanding.

         11.12 READINESS OF THE FORM 8-K. The Principal Shareholder and its counsel shall have approved the Form 8-K to be filed with the Commission.

         11.13 TRADING STATUS. At the Closing, the Common Stock will have the status of being quoted on the OTCBB, and Pubco will not have received any notice from the OTCBB or the Financial Industry Regulatory Authority to the effect that Pubco is not in compliance with the quoting, listing or maintenance requirements of the OTCBB.

         11.14 SUBSIDIARY DISSOLUTION. Pubco shall have caused the liquidation and dissolution of the Subsidiary without Pubco incurring or retaining any Liability with respect to the Subsidiary or as a result of such liquidation or dissolution.

                                  ARTICLE XII
                            INDEMNIFICATION; REMEDIES

         12.1 SURVIVAL. The representations and warranties contained in or made pursuant to this Agreement shall expire on the Closing, except that (a) the representations and warranties by

Pubco in Article VI (other than those set forth in Sections 6.1, 6.4, 6.5, 6.6, and 6.8, collectively, the "EXCLUDED SECTIONS") shall expire 15 months after the Closing Date, and (b) the representations and warranties by each Shareholder in Sections 4.3 and 4.5, and the representations and warranties in the Excluded Sections, shall survive indefinitely.

         12.2 INDEMNIFICATION BY FHCP.

              (a) From and after the Closing Date, FHCP will indemnify and hold each Shareholder and their respective officers, directors, shareholders, members, managers, Affiliates, employees, agents, estates, executors, personal representatives, heirs, successors, and assigns (each, a "SHAREHOLDER INDEMNIFIED PARTY") harmless from and against, for and in respect of, any and all Liabilities, claims, contingencies, Taxes, fines, deficiencies, demands, assessments, losses, damages, costs and expenses, including, without limitation, all court costs and reasonable attorneys' fees, and all reasonable amounts paid in investigation, defense, or settlement of the foregoing (collectively, "LOSSES") that any Shareholder Indemnified Party may suffer or incur as a result of or relating to:

                  (i) the breach of any representation or warranty made by Pubco or FHCP herein, or any allegation by a third party that, if true, would constitute such a breach;

                  (ii) the breach of any covenant or agreement of Pubco or FHCP under this Agreement, or any allegation by a third party that, if true, would constitute such a breach;

                  (iii) any right or claim for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or behalf of Pubco of FHCP; or

                  (iv) any and all claims that may be asserted against Pubco by a current or former officer, director or employee of Pubco by reason of the fact that such person was a director, officer, employee, or agent of Pubco prior to the Closing or was, prior to the Closing, serving Pubco at Pubco's request as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for accrued salary, compensation, indemnification, judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise, and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise).

              (b) If a claim for indemnification is to be made by a Shareholder Indemnified Party under this Article XII (a "CLAIM"), then such Shareholder Indemnified Party shall give written notice of such Claim to FHCP promptly after such Shareholder Indemnified Party becomes aware of the facts, conditions, or events which gives rise to such Claim. If any third party claim solely for money damages shall be brought against any Shareholder Indemnified Party in respect of which indemnity is sought pursuant to this Agreement, such Shareholder

Indemnified Party shall promptly notify FHCP of such claim in writing, and FHCP shall have the right to conduct, at its own expense, the negotiation, settlement and defense thereof with counsel reasonably acceptable to such Shareholder Indemnified Party, provided that (i) FHCP shall have first notified the Shareholder Indemnified Party in writing of its unqualified undertaking to indemnify the Shareholder Indemnified Party for all Losses attributable to such claim; (ii) no settlement of such claim shall be undertaken or made without the prior written approval of the Shareholder Indemnified Party unless such settlement shall include an unconditional release of the Shareholder Indemnified Party from any and all Liability with respect to such claim; and (iii) the Shareholder Indemnified Party shall retain the right to withdraw its demand for indemnification (whereupon FHCP shall be relieved of any Liability relating thereto) at any time and to thereafter assume complete control of the defense and settlement of the claim. Such Shareholder Indemnified Party shall have the right to employ separate counsel with respect to any such claim and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Shareholder Indemnified Party except to the extent that the employment thereof has been specifically authorized by FHCP in writing, FHCP has failed after a reasonable period of time (but not more than 30 days) to assume such defense and to employ counsel, or with respect to such claim there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of FHCP and the position of such Shareholder Indemnified Party. FHCP shall have no obligation to indemnify or hold harmless a Shareholder Indemnified Party for any settlement with respect to a claim solely for money damages entered into by such Shareholder Indemnified Party without FHCP's prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned.

         12.3 SOLE REMEDY. From and after the Closing, absent fraud, the remedies provided for in this Article XII shall be the sole and exclusive remedies of the Shareholder Indemnified Parties for the recovery of money damages for claims based on a breach of this Agreement.

         12.4 OFFSET. Any Loss that any Shareholder Indemnified Party suffers, sustains or becomes subject to and with respect to which such Shareholder Indemnified Party is entitled to indemnification from FHCP pursuant to this
Article XII may, at the sole option of such Shareholder Indemnified Party, be satisfied (to the extent of such offset) by setting off all or any portion of such Losses against any amounts that such Shareholder Indemnified Party owes to FHCP or to any of its Affiliates at such time.

         12.5 INVESTIGATIONS AND WAIVERS. The right to indemnification or any other remedy based on representations, warranties, covenants, and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants, and obligations.

         12.6 LIMITATIONS. Except for Losses resulting from or relating to criminal or quasi-criminal activity (including, without limitation, fraud), and except for breaches of the representations and warranties contained in any of the Excluded Sections, FHCP shall have no liability (for indemnification or otherwise) with respect to Losses covered by Section 12(a)(i) (a) unless and until the aggregate amount of all such Losses exceeds $10,000, in which case FHCP shall be liable for the full amount of such Losses, or (b) to the extent the aggregate amount of all such Losses indemnified by FHCP exceeds $725,000, provided that any Losses exceeding $300,000 in the aggregate shall only be recoverable by offset against monies to be remitted to FHCP upon the exercise of its put right under the Investor Rights Agreement.

         12.7 CONSEQUENTIAL DAMAGES. Anything herein to the contrary notwithstanding, no party shall be liable to any other party hereunder or in connection with this Agreement or any of the transactions contemplated hereby for any consequential, incidental, indirect, punitive, exemplary, remote, corrective, remedial, speculative, special, or not reasonably foreseeable damages of any kind, nature, or description whatsoever, other than any of the foregoing damages to the extent payable by a Shareholder Indemnified Party to a third party pursuant to a third party Claim.

                                  ARTICLE XIII
                                  MISCELLANEOUS

         13.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party. At the Closing, Pubco shall issue to the Principal Shareholder's legal counsel, in payment for legal services rendered to the Principal Shareholder in connection with the Share Exchange, a warrant to purchase 366,798 shares of Common Stock, exercisable at $0.25 per share (subject to adjustment for stock splits, stock dividends, and the like), it being agreed and acknowledged that, absent the issuance of such warrant, the aggregate number of Pubco Shares would have been increased by the number of shares underlying such warrant (and all of such additional Pubco Shares would have been issued to the Principal Shareholder).

         13.2 PUBLIC ANNOUNCEMENTS. Except to the extent previously disclosed or to the extent a party reasonably believes it is required by applicable Law to make disclosure, no party shall issue any statement or communication to the public regarding the transactions contemplated herein without the consent of the other parties, which consent shall not be unreasonably withheld. To the extent a party hereto believes it is required by Law to make disclosure regarding the transactions contemplated herein, it shall, if possible, immediately notify the other parties prior to such disclosure.

         13.3 NOTICES. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (b) if mailed certified or registered mail return receipt requested, five (5) business days after being mailed, (c) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service), or (d) if delivered by facsimile transmission, on the business day of such delivery if sent by 5:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party's telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 13.3), or the refusal to accept the same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day after the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

If to FHCP or, prior to the
Closing, to Pubco, to:                   Fountainhead Capital Partners Limited
                                         P.O. Box 456
                                         Portman House, Hue Street
                                         St. Helier, Jersey JE4 5RP
                                         Facsimile:  (310) 362-8887

With a copy (which shall not
constitute Notice) to:                   Anslow & Jaclin, LLP
                                         195 Route 9 South, Suite 204
                                         Manalapan, New Jersey  07726
                                         Attn:  Richard Anslow, Esq.
                                         Facsimile:  (732) 577-1188

If to a Shareholder,
either Company or, after
the Closing, to Pubco, to:               c/o Yongzheng International Marine
                                         Holdings Co., Ltd.
                                         No. 950 Dalian Road
                                         Hi-Shanghai 8th Building, 5Fl.
                                         Shanghai, China
                                         Attn: Mr. Xinyu Zhang, President
                                         Facsimile: 86-21-5595-8602

With a copy (which shall not
constitute Notice) to:                   Breslow & Walker, LLP
                                         100 Jericho Quadrangle, Suite 230
                                         Jericho, New York 11753
                                         Attn:  Len Breslow, Esq.
                                         Facsimile:  (516) 822-6544

         13.4 WAIVER. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (b) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

         13.5 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

         13.6 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. No party may assign any of such party's rights under this Agreement without the prior consent of the other parties. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors, heirs, executors, personal representatives, and permitted assigns; provided, however, the provisions in Article XII are intended for the benefit of the Shareholder Indemnified Parties and their respective successors, heirs, executors, personal representatives, and permitted assigns.

         13.7 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         13.8 SECTION HEADINGS, CONSTRUCTION. The Article and Section headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Article", "Articles", "Section" or "Sections" refer to the corresponding Article, Articles, Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         13.9 GOVERNING LAW. This Agreement will be governed by the Laws of the State of York without regard to conflicts of laws principles.

         13.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         13.11 SPECIFIC PERFORMANCE. Each party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce such party's rights and each other party's obligations hereunder by an action or actions for specific performance, injunctive and/or other equitable relief. If any such action is brought by a party to enforce this Agreement, such other party hereby waives the defense that there is an adequate remedy at Law.



                        [SIGNATURES FOLLOW ON NEXT PAGE]

         IN WITNESS WHEREOF, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.

                                         Dalkeith Investments, Inc.

                                         By:
                                            ------------------------------------
                                                  Thomas W. Colligan, CEO

                                         Fountainhead Capital Partners Limited

                                         By:
                                            ------------------------------------
                                         Name:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------

                                         Yongzheng International Marine
                                         Holdings Co., Ltd.

                                         By:
                                            ------------------------------------
                                         Name:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------

                                         Yongchen International Shipping Limited

                                         By:
                                            ------------------------------------
                                         Name:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------

                                         Hengzhou International Shipping Limited

                                         By:
                                            ------------------------------------
                                         Name:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------

*By:                                            *
    --------------------------           ---------------------------------------
         Xinyu Zhang,                    Zhoujun Chen
         Attorney-in-fact
                                                *
                                         ---------------------------------------
                                         Tiejun Wu

                                                *
                                         ---------------------------------------
                                         Jinlin Liu

                                                *
                                         ---------------------------------------
                                         Yong Zhou

                                                *
                                         ---------------------------------------
                                         Jiucheng Chen

                                                *
                                         ---------------------------------------
                                         Yongrui Wu (formerly Yanhui Wu)

                                    SCHEDULES

Schedule I                     Shareholders
Schedule 3.2(d)(vii)           Opinion
Schedule 5.7                   Capitalization
Schedule 6.5                   No Violation
Schedule 6.13                  Absence of Changes
Schedule 6.14                  Material Contracts
Schedule 6.17                  Title to Assets
Schedule 6.20                  Interested Party Transactions
Schedule 6.22                  Bank Accounts and Safe Deposit Boxes
Schedule 6.27                  Stock Option Plan and Employee Benefits




                                    EXHIBITS

Exhibit A                      Investor Rights Agreement
Exhibit B                      Huisheng Ship Contribution Agreement
Exhibit C                      Yongzheng Ship Contribution Agreement

                                   SCHEDULE I

--------------------------------------------------------------------------------------------------------------------
                                                 Number of
                                              Yongchen Shares        Number of Hengzhou       Number of Pubco Shares
 Name and Address of Each Shareholder              Owned                Shares Owned            Issuable at Closing
--------------------------------------------------------------------------------------------------------------------
Yongzheng International Marine
Holdings Co., Ltd.
No. 950 Dalian Road
Hi-Shanghai 8th Building, 5Fl.
Shanghai, China
Attn: Mr. Xinyu Zhang, President                 22,786,000              62,397,287                  19,975,494(1)
--------------------------------------------------------------------------------------------------------------------
Zhoujun Chen
Zizhu Apartment, Building No. 37,
No. 84
Room #101
Zhoushan, China                                           0               7,202,560                   1,200,000
--------------------------------------------------------------------------------------------------------------------
Tiejun Wu
3C 888 South Shan Xi Road
Shanghai, China                                           0               6,002,133                   1,000,000
--------------------------------------------------------------------------------------------------------------------
Jinlin Liu
335 Dong Yuan San Cun
Room #2005
Shanghai, China                                           0               4,232,406                     705,150
--------------------------------------------------------------------------------------------------------------------
Yong Zhou
116 Kun Shan Road
Room #501
Shanghai, China                                           0               4,232,406                     705,150
--------------------------------------------------------------------------------------------------------------------
Jiucheng Chen
144 Li Shan Road, Building No. 6,
Unit 1
Room #701
Jinan, China                                              0               4,232,406                     705,150
--------------------------------------------------------------------------------------------------------------------
Yongrui Wu
Lane 458 South Rui Jin Road,
No. 21
Room #501
Shanghai, China                                           0               1,410,802                     235,050
--------------------------------------------------------------------------------------------------------------------

---------------
(1) Includes the Additional Shares.